Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES RESULTS FOR

THIRD QUARTER OF 2005

REPORTS RECORD CASH FLOW

RADNOR, PA (Businesswire) November 2, 2005 – Penn Virginia Corporation (NYSE: PVA) today reported results for the third quarter of 2005, including quarterly net income of $20.0 million, or $1.07 per diluted share, compared to $6.4 million, or $0.35 per diluted share, for the third quarter of 2004. Net cash provided by operating activities was a record $63.8 million, a 53 percent increase over $41.6 million reported for the third quarter of 2004 and 19 percent higher than the previous record of $53.8 million established in the second quarter of 2005. Operating cash flow, a non-GAAP measure, was a record $66.5 million, a 75 percent increase over the third quarter of 2004, and 24 percent higher than the previous record established in 2005’s second quarter. The increases in net income and cash flow were primarily due to increased natural gas revenues as a result of higher prices and production volumes and increased contributions from the coal and new natural gas midstream segments. In addition to those factors, net income for the third quarter of 2005 increased by $0.8 million, or $0.04 per diluted share, due to a non-cash, unrealized gain on derivatives, adjusted for minority interest and taxes, resulting from the ineffectiveness of open commodity price hedges related to the natural gas midstream business of Penn Virginia Resource Partners, L.P. (NYSE: PVR).

In the first nine months of 2005, PVA reported net income of $34.7 million, or $1.85 per diluted share, compared to $28.7 million, or $1.55 per diluted share, for the first nine months of 2004. Net cash provided by operating activities was $148.5 million for the first nine months of 2005, a 48 percent increase over $100.2 million reported for the same period of 2004. Operating cash flow, a non-GAAP measure, was $163.1 million for the first nine months of 2005, or 50 percent above $108.7 million reported for the same period of 2004.

Oil and Gas Segment Review

Oil and gas production for the third quarter of 2005 was 6.9 billion cubic feet equivalent (Bcfe), a 23 percent increase from 5.6 Bcfe in the third quarter of 2004. See the Company’s October 26, 2005 news release for a more detailed discussion of third quarter 2005 drilling and production operations for the oil and gas segment. Oil and gas operating income for the third quarter of 2005 was a record $27.0 million, compared to $9.4 million reported for the same quarter of 2004. Primary reasons for the quarter-to-quarter increase in operating income are discussed below.

Total revenues in the oil and gas segment increased by 75 percent to $57.8 million from $33.0 million in the third quarter of 2004, due primarily to the following:

•	Increased realized prices for natural gas accounted for approximately two-thirds of the revenues increase. The average realized sales price for natural gas in the third quarter of 2005, which represented approximately 94 percent of the Company’s production for the quarter, was $8.35 per thousand cubic feet (Mcf), an increase of 43 percent from $5.85 per Mcf realized in the third quarter of 2004.

•	Increased natural gas production accounted for the remaining one-third of the revenue increase. The 23 percent production increase from 5.6 Bcfe in the third quarter of 2004 to 6.9 Bcfe in the third quarter of 2005 was due primarily to new production in 2005 from increased drilling, including the horizontal coalbed methane (CBM) project in Appalachia, the Cotton Valley play in east Texas and north Louisiana, and the Selma Chalk development play in Mississippi. Furthermore, the Company’s Appalachian production in 2005 was not subject to the curtailment experienced during 2004.

•	These increases were partially offset by the first quarter 2005 sale of certain non-strategic oil and gas properties in west Texas, production shut-ins along the Gulf Coast as a result of hurricanes Katrina and Rita, and normal field decline.

Total oil and gas segment expenses were $30.8 million compared to $23.6 million in the third quarter of 2004. The 31 percent increase was primarily related to:

•	An increase in operating expenses, to $4.6 million in the third quarter of 2005 from $3.3 million in the third quarter of 2005. The increase was primarily due to additional compressor rentals at fields with increased production and increased water disposal costs.

•	An increase in taxes other than income, to $3.4 million in the third quarter of 2005 from $2.3 million in the third quarter of 2005, primarily due to higher severance taxes as a result of increased production and higher gas prices. This increase was partially offset by tax refunds.

•	An impairment charge in the third quarter of 2005 of $3.5 million related to a change in estimate of the reserve base of a field in south Texas.

•	An increase in depreciation, depletion and amortization (DD&A) expense, to $11.4 million in the third quarter of 2005 from $8.3 million in the third quarter of 2004. The increase was the result of the 23 percent quarter-to-quarter production increase and higher average depletion rates. The DD&A rate increased to $1.66 per Mcfe produced in the third quarter of 2005 from $1.47 per Mcfe produced in the third quarter of 2004. The DD&A rate increase was primarily due to a greater percentage of production coming from relatively higher cost CBM wells and wells in the Company’s east Texas Cotton Valley development drilling joint venture, combined with depreciation on new pipeline infrastructure placed in service during the fourth quarter of 2004.

•	The above increases in oil and gas segment expenses were partially offset by a decrease in exploration expenses, to $6.0 million in the third quarter of 2005 from $7.5 million in the third quarter of 2004.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Third quarter 2005 operating income in the coal operating segment was a record $16.6 million, or 58 percent higher than the $10.5 million reported in the third quarter of 2004. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were a record $22.7 million in the third quarter of 2005, a 26 percent increase over $18.0 million in the third quarter of 2004, due primarily to a higher average royalty per ton. The average royalty per ton was $2.67 in the third quarter of 2005, an 18 percent increase over the average royalty of $2.26 in the third quarter of 2004. This increase was primarily due to stronger market conditions for coal resulting in higher prices and a greater percentage of production from certain price-sensitive leases. Coal production from PVR properties increased to 8.5 million tons in the third quarter of 2005 from 8.0 million tons in the same quarter of 2004, primarily due to production from newly acquired properties in the western Kentucky portion of the Illinois basin.

•	Other revenues increased to $3.2 million in the third quarter of 2005 from $1.4 million in the third quarter of 2004. The increase was primarily due to increased coal services revenues and additional transportation-related fees and overriding oil and gas royalty interest revenues as a result of an April 2005 acquisition in Appalachia.

•	Non-cash DD&A expense increased to $5.3 million in the third quarter of 2005 from $4.8 million in the same quarter of last year, primarily as a result of higher production.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Third quarter 2005 operating income in the natural gas midstream segment acquired in March 2005 from Cantera Gas Resources, LLC (the “Cantera Acquisition”) was $5.9 million, consisting of the following:

•	Natural gas midstream revenues were $103.9 million and included revenues from the sale of residue gas, natural gas liquids and condensate, and from gathering and transportation fees. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were approximately 11.6 billion cubic feet during the third quarter, or approximately 126 million cubic feet per day.

•	Cost of gas purchased of $89.6 million consisted of amounts payable to third-party producers for gas purchased under percentage of proceeds and keep-whole contracts. Gross processing margin, consisting of midstream revenues minus the cost of gas purchased, was $14.2 million, or $1.23 per thousand cubic feet of plant inlet gas.

•	Operating costs directly associated with the operations of the natural gas midstream segment were $2.7 million for the third quarter of 2005.

•	DD&A expense of $3.9 million for the third quarter of 2005 included $1.2 million of amortization of intangible costs and $2.7 million of depreciation on property, plant and equipment related to the Cantera Acquisition.

Partnership Distributions and Conversion of Subordinated Units

PVR will pay a quarterly cash distribution covering the period July 1 through September 30, 2005 in the amount of $0.65 per unit, or an annualized rate of $2.60 per unit, on November 14, 2005 to unit holders of record as of November 3, 2005.

Penn Virginia Corporation is the general partner of PVR and it owns approximately 2.1 million common units and approximately 5.7 million subordinated units. In accordance with the terms of PVR’s partnership agreement, approximately 1.9 million of the subordinated units will convert to common units upon payment of the quarterly cash distribution in November 2005. The remaining 3.8 million subordinated units are expected to convert to common units in November 2006 provided minimum quarterly distributions are paid and other conditions are met.

Capital Resources

As of September 30, 2005, Penn Virginia had borrowed $89 million under its $150 million credit facility, which is expandable to $200 million at the Company’s option. PVR’s outstanding borrowings as of September 30, 2005 were $257.9 million, including $8.1 million of senior unsecured notes classified as current portion of long-term debt. Interest expense increased to $4.2 million in the third quarter of 2005 from $1.7 million for the same quarter of 2004, primarily as a result of interest on increased borrowings related to PVR’s acquisition of its midstream business segment and coal property acquisitions in 2005.

Management Comment

A. James Dearlove, Penn Virginia President and CEO, said, “Strong commodity prices and the success of our growth strategy in all of our businesses resulted in record cash flows during the third quarter of 2005.

“In the Company’s oil and gas segment, prices realized during the third quarter of 2005 were at company-record levels, and were the largest single factor in our increased operating income and cash flows. In addition, our large development projects, especially the horizontal CBM project in Appalachia, the Cotton Valley play in east Texas, and the Selma Chalk program in Mississippi, fueled our production growth over the last year. During the fourth quarter of 2005, we expect oil and gas segment capital spending to be $50 to $55 million, with the majority for the completion of our development and exploratory drilling program and for lease acquisitions, both in our core areas and to expand into other prospective plays.

“In PVR’s coal segment, coal royalty revenues increased 13 percent from the second quarter of 2005 to the third quarter, driven primarily by royalties from the Illinois basin property acquired in July 2005 and an increase in royalties from a longwall mine on a subleased property in West Virginia. The strong pricing in the coal market is expected to result in record levels of revenues and operating income in this segment for 2005.

“PVR’s natural gas midstream gathering and processing segment has continued to outperform our acquisition model through its first seven months of operations as part of PVR. Third quarter 2005 plant and gathering system inlet volumes remained steady at 126 million cubic feet per day and the strong commodity pricing environment resulted in an increase in gross processing margin from $1.10 per Mcf of inlet volume in 2005’s second quarter to $1.23 per Mcf in the third quarter.”

Guidance Update for 2005

See the 2005 Guidance Table included in this release for guidance estimates for the fourth quarter and full year 2005. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s operating environment changes.

Conference Call

As announced in our October 7, 2005, press release, a conference call and webcast, at which management will discuss third quarter 2005 results and the outlook for the remainder of 2005, is scheduled for Thursday, November 3, 2005, at 3:00 p.m. EST. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until November 4, 2005, at 11:59 p.m. EST by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 172571. An on-demand replay of the call will also be available at the Company’s website beginning shortly after the call.

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Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production, expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, projected cash flows generated from PVR’s natural gas midstream business; costs and expenditures, market factors, including energy prices generally and, specifically, the relative prices of crude oil, natural gas, coal and NGLs; projected demand for oil, natural gas, coal and NGLs, projected supply of oil, natural gas, coal and NGLs, lessee and customer delays or defaults in making payments and coal handling joint venture operations, all of which will affect revenue levels, prices, royalties, minimum rental payments and distributions realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s and PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including each of the Company’s and PVR’s Annual Reports on Form 10-K for the year ended December 31, 2004, filed on March 11, 2005 and March 1, 2005, respectively, and subsequently filed interim reports. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Production
Natural gas (MMcf)	6,473	5,052	18,826	16,105
Oil and condensate (Mbbl)	69	97	230	307
Total oil, condensate and natural gas production (MMcfe)	6,887	5,634	20,206	17,947
Coal royalty tons (thousands)	8,531	7,971	22,496	23,865
Inlet volumes (MMcf)	11,567	—	26,963	—
Prices and margin
Natural gas ($/Mcf)	$8.35	$5.85	$7.28	$5.96
Oil and condensate ($/Bbl)	$48.83	$34.55	$44.03	$32.15
Coal royalties ($/ton)	$2.67	$2.26	$2.71	$2.20
Midstream processing margin ($/Mcf)	$1.23	$—	$1.16	$—

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Natural gas	$54,071	$29,530	$137,011	$95,938
Oil and condensate	3,369	3,351	10,128	9,869
Natural gas midstream	103,861	—	217,134	—
Coal royalties	22,739	18,018	60,921	52,395
Other	4,129	1,842	10,929	4,734

Total revenues	188,169	52,741	436,123	162,936

Expenses
Cost of gas purchased	89,622	—	185,833	—
Operating	9,141	5,236	22,642	15,549
Exploration	5,960	7,508	31,550	14,903
Taxes other than income	4,080	2,682	11,481	8,176
General and administrative	8,369	6,643	23,876	18,074
Impairment of oil and gas properties	3,488	—	3,488	—
Depreciation, depletion and amortization	20,701	13,179	56,324	40,722

Total expenses	141,361	35,248	335,194	97,424

Operating income	46,808	17,493	100,929	65,512
Other income (expense)
Interest expense	(4,195)	(1,719)	(11,070)	(4,573)
Interest and other income	276	274	971	806
Unrealized gain (loss) on derivatives	3,578	—	(11,186)	—

Income from operations before minority interest and income taxes	46,467	16,048	79,644	61,745

Minority interest	13,684	5,073	22,274	14,271
Income tax expense	12,793	4,541	22,693	18,818

Net income	$19,990	$6,434	$34,677	$28,656

Per share data
Net income per share, basic	$1.08	$0.35	$1.87	$1.57

Net income per share, diluted	$1.07	$0.35	$1.85	$1.55

Weighted average shares outstanding, basic	18,560	18,357	18,524	18,268
Weighted average shares outstanding, diluted	18,760	18,574	18,707	18,452

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets	$169,313	$84,239
Net property and equipment	960,598	665,488
Equity investments	26,395	27,881
Goodwill	8,066	—
Intangibles, net	37,183	—
Derivative assets	9,256	225
Other assets	6,244	5,502

Total assets	$1,217,055	$783,335

Liabilities and Shareholders’ Equity
Current liabilities	$166,599	$41,775
Long-term debt	89,000	76,000
Long-term debt of Penn Virginia Resource Partners, L.P.	249,798	112,926
Other liabilities and deferred taxes	136,758	116,883
Minority interest in Penn Virginia Resource Partners, L.P.	321,229	182,891
Shareholders’ equity	253,671	252,860

Total liabilities and shareholders’ equity	$1,217,055	$783,335

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Activities
Net income	$19,990	$6,434	$34,677	$28,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	20,701	13,179	56,324	40,722
Unrealized loss (gain) on derivatives, net of settlements	(5,462)	—	7,461	—
Impairment of oil and gas properties	3,488	—	3,488	—
Minority interest	13,684	5,073	22,274	14,271
Deferred income taxes	6,750	6,350	10,793	13,314
Dry hole and unproved leasehold expense	2,733	6,676	21,649	9,322
Other	4,575	243	6,464	2,379

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	66,459	37,955	163,130	108,664
Changes in operating assets and liabilities	(2,618)	3,640	(14,623)	(8,470)

Net cash provided by operating activities	63,841	41,595	148,507	100,194

Investing Activities
Proceeds from sale of properties	6,624	610	17,375	1,025
Additions to property and equipment	(51,938)	(38,302)	(129,898)	(87,931)
Acquisitions, net of cash acquired	(67,492)	(28,442)	(290,169)	(28,442)
Other	—	190	—	398

Net cash used in investing activities	(112,806)	(65,944)	(402,692)	(114,950)

Financing Activities
Dividends paid	(2,087)	(2,065)	(6,250)	(6,176)
Distributions paid to minority interest holders	(8,491)	(5,556)	(22,247)	(16,335)
Proceeds from issuance of PVR partners’ capital	39	—	126,475	—
Net proceeds from (repayments of) PVA borrowings	—	10,000	13,000	9,000
Net proceeds from (repayments of) PVR borrowings	54,200	27,000	140,200	26,000
Payments for debt issuance costs	(346)	—	(2,385)	—
Issuance of stock	1,370	40	1,927	3,843

Net cash provided by (used in) financing activities	44,685	29,419	250,720	16,332

Net increase (decrease) in cash and cash equivalents	(4,280)	5,070	(3,465)	1,576
Cash and cash equivalents-beginning balance	26,286	14,514	25,471	18,008

Cash and cash equivalents-ending balance	$22,006	$19,584	$22,006	$19,584

PENN VIRGINIA CORPORATION

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
	Amount	(per Mcfe) *		Amount	(per Mcf)
Three months ended September 30, 2005
Production
Oil, condensate and gas (MMcfe)	6,887
Natural gas (MMcf)	6,473
Crude oil and condensate (Mbbl)	69
Coal royalty tons (thousands of tons)			8,531
Inlet volumes (MMcf)				11,567
Revenues
Natural gas	$54,071	$8.35	$—	$—		$—	$54,071
Oil and condensate	3,369	48.83	—	—		—	3,369
Natural gas midstream	—		—	103,861		—	103,861
Coal royalties	—		22,739	—		—	22,739
Other	405		3,184	430		110	4,129

Total revenues	57,845	8.40	25,923	104,291	$9.02	110	188,169

Expenses
Cost of gas purchased	—	—	—	89,622	7.75	—	89,622
Operating	4,553	0.66	1,931	2,657	0.23	—	9,141
Exploration	5,960	0.87	—	—	—	—	5,960
Taxes other than income	3,424	0.50	219	340	0.03	97	4,080
General and administrative	1,966	0.29	1,917	1,873	0.16	2,613	8,369
Impairment of oil and gas properties	3,488	0.51	—	—	—	—	3,488
Depreciation, depletion and amortization	11,433	1.66	5,257	3,902	0.34	109	20,701

Total expenses	30,824	4.49	9,324	98,394	8.51	2,819	141,361

Operating income (loss)	$27,021	$3.91	$16,599	$5,897	$0.51	$(2,709)	$46,808

Additions to property and equipment and acquisitions, net of cash acquired (2)	$34,808		$81,339	$4,344		$85	$120,576

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
	Amount	(per Mcfe) *		Amount	(per Mcf)
Three months ended September 30, 2004
Production
Oil, condensate and gas (MMcfe)	5,634
Natural gas (MMcf)	5,052
Crude oil and condensate (Mbbl)	97
Coal royalty tons (thousands of tons)			7,971
Revenues
Natural gas	$29,530	$5.85	$—	$—		$—	$29,530
Oil and condensate	3,351	34.55	—	—		—	3,351
Natural gas midstream	—		—	—		—	—
Coal royalties	—		18,018	—		—	18,018
Other	134		1,379	—		329	1,842

Total revenues	33,015	5.86	19,397	—	$—	329	52,741

Expenses
Cost of gas purchased	—	—	—	—	—	—	—
Operating	3,309	0.59	1,777	—	—	150	5,236
Exploration	7,508	1.33	—	—		—	7,508
Taxes other than income	2,349	0.42	239	—	—	94	2,682
General and administrative	2,110	0.37	2,077	—	—	2,456	6,643
Depreciation, depletion and amortization	8,307	1.47	4,764	—	—	108	13,179

Total expenses	23,583	4.18	8,857	—	—	2,808	35,248

Operating income (loss)	$9,432	$1.68	$10,540	$—	$—	$(2,479)	$17,493

Additions to property and equipment and acquisitions, net of cash acquired	$38,195		$72	$—		$35	$38,302

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

(1)	Natural Gas Midstream segment acquired in March 2005.

(2)	Coal segment includes noncash expenditures of $14.4 million.

PENN VIRGINIA CORPORATION

YEAR TO DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
	Amount	(per Mcfe) *		Amount	(per Mcf)
Nine months ended September 30, 2005
Production
Oil, condensate and gas (MMcfe)	20,206
Natural gas (MMcf)	18,826
Crude oil and condensate (Mbbl)	230
Coal royalty tons (thousands of tons)			22,496
Inlet volumes (MMcf)				26,963
Revenues
Natural gas	$137,011	$7.28	$—	$—		$—	$137,011
Oil and condensate	10,128	44.03	—	—		—	10,128
Natural gas midstream	—		—	217,134		—	217,134
Coal royalties	—		60,921	—		—	60,921
Other	581		8,507	1,196		645	10,929

Total revenues	147,720	7.31	69,428	218,330	$8.10	645	436,123

Expenses
Cost of gas purchased	—	—	—	185,833	6.89	—	185,833
Operating	11,629	0.58	4,104	6,626	0.25	283	22,642
Exploration	31,550	1.56	—	—	—	—	31,550
Taxes other than income	9,484	0.47	727	930	0.03	340	11,481
General and administrative	6,249	0.31	5,962	4,107	0.15	7,558	23,876
Impairment of oil and gas properties	3,488	0.17	—	—	—	—	3,488
Depreciation, depletion and amortization	33,777	1.67	13,440	8,797	0.33	310	56,324

Total expenses	96,177	4.76	24,233	206,293	7.65	8,491	335,194

Operating Income	$51,543	$2.55	$45,195	$12,037	$0.45	$(7,846)	$100,929

Additions to property and equipment and acquisitions, net of cash acquired (2)	$120,133		$110,370	$203,810		$150	$434,463

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
	Amount	(per Mcfe) *		Amount	(per Mcf)
Nine months ended September 30, 2004
Production
Oil and gas (MMcfe)	17,947
Natural gas (MMcf)	16,105
Crude oil (Mbbl)	307
Coal royalty tons (thousands of tons)			23,865
Revenues
Natural gas	$95,938	$5.96	$—	$—		$—	$95,938
Oil and condensate	9,869	32.15	—	—		—	9,869
Natural gas midstream	—		—	—		—	—
Coal royalties	—		52,395	—		—	52,395
Other	207		3,697	—		830	4,734

Total revenues	106,014	5.91	56,092	—	$—	830	162,936

Expenses
Cost of gas purchased	—	—	—	—	—	—	—
Operating	9,525	0.53	5,574	—	—	450	15,549
Exploration	14,903	0.83	—	—	—	—	14,903
Taxes other than income	7,308	0.41	753	—	—	115	8,176
General and administrative	5,727	0.32	6,036	—	—	6,311	18,074
Depreciation, depletion and amortization	26,015	1.45	14,385	—	—	322	40,722

Total expenses	63,478	3.54	26,748	—	—	7,198	97,424

Operating Income	$42,536	$2.37	$29,344	$—	$—	$(6,368)	$65,512

Additions to property and equipment and acquisitions, net of cash acquired (3)	$86,888		$1,999	$—		$104	$88,991

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

(1)	Natural Gas Midstream segment acquired in March 2005.

(2)	Coal segment includes noncash expenditures of $14.4 million.

(3)	Coal segment includes noncash expenditures of $1.1 million.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$63,841	$41,595	$148,507	$100,194
Adjustments:
Changes in operating assets and liabilities	2,618	(3,640)	14,623	8,470

Operating cash flow (see Note 1 below)	$66,459	$37,955	$163,130	$108,664

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$51,938	$38,302	$129,898	$87,931
Acquisitions, net of cash acquired	67,492	28,442	290,169	28,442
Seismic expenditures	797	551	6,876	5,098
Delay rentals and other expenditures	2,226	281	2,817	454
Noncash lease acquisitions	14,396	—	14,396	1,060
Cash paid in third quarter for second quarter additions	(13,250)	—	—	—
Sale of lease rights	(6,625)	—	(6,625)	—
Less: Capitalized interest	(1,118)	(546)	(2,425)	(1,397)
Add: Change in noncash well accruals	1,619	106	739	3,038

Capital expenditures (see Note 2 below)	$117,475	$67,136	$435,845	$124,626

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, plus seismic expenditures, delay rentals and other expenditures, and non-cash well accruals, minus capitalized interest. Management believes capital expenditures provide useful information regarding the Company’s capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the fourth quarter and full year 2005.

	Actual				Guidance
	First Quarter 2005	Second Quarter 2005	Third Quarter 2005	YTD 2005	Fourth Quarter 2005			Full Year 2005
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	6.0	6.4	6.5	18.8	6.1	—	6.7	24.9	—	25.5
Crude oil and condensate (Mbbl) - See Note b	85	76	69	230	55	—	60	285	—	290
Equivalent production (Bcfe)	6.4	6.9	6.9	20.2	6.5	—	7.0	26.6	—	27.2
Equivalent daily production (MMcfe)	71.2	75.8	75.0	74.0	70.2	—	76.4	73.0	—	74.5
Expenses:
Direct expenses	$7.8	9.7	9.9	27.4	12.5	—	13.9	39.9	—	41.3
Exploration	$7.7	17.9	6.0	31.6	7.5	—	8.3	39.1	—	39.9
Depreciation, depletion and amortization ($ per Mcfe)	$1.66	1.69	1.66	1.67	1.58	—	1.68	1.64	—	1.68
Capital Expenditures:
Development drilling	$24.6	23.8	28.4	76.8	29.3	—	32.4	106.1	—	109.2
Exploratory drilling	$7.3	3.4	3.0	13.7	5.9	—	6.5	19.6	—	20.2
Pipeline, gathering, facilities	$3.6	1.1	(0.8)	3.9	2.9	—	3.2	6.8	—	7.1
Seismic	$4.9	1.2	0.8	6.9	1.1	—	1.2	8.0	—	8.1
Lease acquisition, field projects and other	$4.2	15.7	0.3	20.2	10.7	—	11.9	30.9	—	32.1
Total Oil & Gas Capital Expenditures	$44.6	45.2	31.7	121.5	50.0	—	55.3	171.5	—	176.8
Coal Segment:
Coal royalty tons (millions)	6.7	7.3	8.5	22.5	7.2	—	7.9	29.7	—	30.4
Revenues:
Average royalty per ton	$2.69	2.78	2.67	2.71	2.50	—	2.60	2.65	—	2.70
Other	$1.7	3.6	3.2	8.5	3.7	—	4.0	12.2	—	12.5
Expenses:
Direct expenses	$3.6	3.1	4.1	10.8	3.0	—	3.3	13.8	—	14.1
Depreciation, depletion and amortization	$3.9	4.3	5.3	13.4	4.4	—	4.8	17.8	—	18.2
Capital Expenditures:
Coal segment acquisitions	$9.3	15.4	80.8	105.5	—	—	—	105.5	—	105.5
Coal segment other expenditures	$—	4.3	0.6	4.9	4.7	—	5.7	9.6	—	10.6
Total Coal Capital Expenditures	$9.3	19.7	81.4	110.4	4.7	—	5.7	115.1	—	116.1
Natural Gas Midstream Segment: see Note c
Inlet volumes (MMcf per day) - see Note d	126	126	126	126	120	—	130	124	—	127
Expenses:
Direct expenses	$1.3	5.5	4.9	11.7	4.5	—	5.0	16.2	—	16.7
Depreciation, depletion and amortization	$1.2	3.7	3.9	8.8	3.5	—	3.9	12.3	—	12.7
Capital Expenditures:
Midstream segment acquisitions, net of cash acquired	$195.7	2.3	1.1	199.1	—	—	—	199.1	—	199.1
Midstream segment other expenditures	$0.3	1.3	3.1	4.7	1.6	—	2.3	6.3	—	7.0
Total Midstream Capital Expenditures	$196.0	3.6	4.2	203.8	1.6	—	2.3	205.4	—	206.1
Corporate and Other:
General and administrative expense	$2.1	2.8	2.6	7.6	2.4	—	2.6	10.0	—	10.2
Interest expense:
PVA average long-term debt outstanding	$75.3	83.3	92.8	83.8	83.5	—	92.2	79.6	—	87.9
PVA net interest rate	4.7%	5.3%	5.9%	5.3%		5.5%			5.4%
Percentage capitalized - see Note e	75%	66%	81%	72%	55%	—	70%	55%	—	70%
PVR average long-term debt outstanding	$134.8	205.3	248.2	195.2	252.8	—	263.2	202.8	—	211.1
PVR net interest rate assumed	5.0%	5.5%	5.8%	5.8%		6.5%			6.5%
Minority interest in PVR - see Note f	$(1.7)	10.2	15.9	24.5		see Note f			see Note f
Income tax rate - see Note g	41%	39%	39%	40%		39%			39%
Other capital expenditures	$—	0.1	0.1	0.2	0.2	—	0.4	0.4	—	0.6

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a -	The oil and gas segment’s natural gas hedging positions as of 9/30/05 are summarized below:

	Average Mmbtu Per Day	Weighted Average Price per Mmbtu
		Collars
		Floor	Ceiling
Fourth Quarter 2005	32,315	$6.09	$9.23
First Quarter 2006	31,344	$6.66	$10.64
Second Quarter 2006	18,330	$5.82	$10.27
Third Quarter 2006	12,000	$6.83	$10.28
Fourth Quarter 2006	10,011	$7.46	$12.78
First Quarter 2007	5,000	$9.00	$18.60

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any, that may be hedged.

b -	The oil and gas segment’s oil hedging positions as of 9/30/05 are summarized below:

	Average Bbbls Per Day	Weighted Average Price per Bbl
		Collars
		Floor	Ceiling
Fourth Quarter 2005	200	$42.00	$47.75
First Quarter 2006 (Jan and Feb only)	200	$42.00	$47.75

c -	Actual results and full year guidance include the natural gas midstream segment from the date of the Cantera Acquisition in March 2005.

d -	The natural gas midstream segment’s natural gas liquids, natural gas and oil hedging positions as of 9/30/05 are summarized below:

	Average Volume Per Day	Weighted Average Price
	(gallons)	(per gallon)
Ethane Swaps
Fourth Quarter 2005 - Fourth Quarter 2006	68,800	$0.4770
First Quarter 2007 - Fourth Quarter 2007	34,440	$0.5050
First Quarter 2008 - Fourth Quarter 2008	34,440	$0.4700

	(gallons)	(per gallon)
Propane Swaps
Fourth Quarter 2005 - Fourth Quarter 2006	52,080	$0.7060
First Quarter 2007 - Fourth Quarter 2007	26,040	$0.7550
First Quarter 2008 - Fourth Quarter 2008	26,040	$0.7175

	(Bbls)	(per Bbl)
Crude Oil Swaps
Fourth Quarter 2005 - Fourth Quarter 2006	1,100	$44.45
First Quarter 2007 - Fourth Quarter 2007	560	$50.80
First Quarter 2008 - Fourth Quarter 2008	560	$49.27

	(Mmbtu)	(per Mmbtu)
Natural Gas Swaps
Fourth Quarter 2005 - Fourth Quarter 2006	7,500	$7.05
First Quarter 2007 - Fourth Quarter 2008	4,000	$6.97

e -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f -	Penn Virginia owns 39 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 61 percent owned by parties other than Penn Virginia.

g -	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.